PROMISSORY NOTE

$12,000,000.00	November 20, 2006
Indianapolis, Indiana

1.    Agreement to Pay. FOR VALUE RECEIVED, CARTER M. FORTUNE (“Borrower”), hereby promises to pay to the order of FIFTH THIRD BANK (CENTRAL INDIANA), its successors and assigns (“Lender”), the principal sum of Twelve Million Dollars and Zero Cents ($12,000,000.00) (“Loan”), at the place and in the manner hereinafter provided, together with interest thereon at the rate or rates described below, and any and all other amounts which may be due and payable hereunder from time to time without relief from valuation or appraisement laws.

2.    Interest Rate.

2.1    Interest Prior to Default. Interest shall accrue on the outstanding principal balance of this Note from the date hereof through November 20, 2009 (the “Maturity Date”) at an annual interest rate equal to the LIBOR Rate (as hereinafter defined) plus two percent (2%) (the “Loan Rate”).

2.2    LIBOR Rate. The term “LIBOR Rate” means, with respect to a loan, the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by the Lender and equal to the average rate per annum at which deposits (denominated in United States dollars) in an amount similar to the principal amount of that loan and with a maturity one month after the date of reference are offered to the Lender at 11:00 A.M. London time (or as soon thereafter as practicable) on the date of reference by banking institutions in the London, United Kingdom market, as such interest rate is referenced and reported by the British Bankers Association in the Bridge Financial Telerate system “Page 3750” report or, if the same is unavailable, any other generally accepted authoritative source of such interest rate as the Lender may reference from time to time, provided, that in the event the LIBOR Rate is unavailable as a result of Lender’s good faith determination of such, the LIBOR Rate shall be a fluctuating rate equal to the prime rate. The LIBOR Rate shall be adjusted by the Lender, as necessary, at the end of each business day during the term hereof. Lender shall not be required to notify Borrower of any adjustment in the LIBOR Rate; however, Borrower may request a quote of the prevailing LIBOR Rate on any business day.

2.3    Interest After Default. From and after the Maturity date or upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the balance of principal remaining unpaid during any such period at an annual rate (“Default Rate”) equal to three percent (3%) plus the Loan Rate; provided, however, in no event shall the Default Rate exceed the maximum rate permitted by law. The interest accruing under this paragraph shall be immediately due and payable by Borrower to the holder of this Note upon demand and shall be additional indebtedness evidenced by this Note.

2.4    Interest Calculation. Interest on this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed in any portion of a month in which interest is due.

2.5    LIBOR Availability. If the Lender determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period (defined below) that (i) the making or maintenance of any Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Lender of a Loan, the Lender shall promptly notify Borrower thereof and, so long as the foregoing conditions continue, the Lender shall have no obligation to make any additional advances on the Loan at the Loan Rate thereafter.

2.6    LIBOR Regulatory Change. If, after the date hereof, a regulatory change shall, in the reasonable determination of the Lender, make it unlawful for the Lender to make or maintain the Loan, then the Lender shall promptly notify Borrower and none of the Loan may be advanced thereafter. In addition, at Borrower’s option, the Loan shall be immediately (i) converted the Loan Rate to an interest rate based on the prime rate on the last business day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last business day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

3.    Payment Terms.

3.1    Principal and Interest. Payments of principal and interest due under this Note, if not sooner declared to be due in accordance with the provisions hereof, shall be made as follows:

(a)    Commencing on December 20, 2006 and on the twentieth day of each calendar month thereafter, accrued interest shall be due and payable.

(b)    Commencing on December 20, 2008 and on the twentieth day of each calendar month thereafter, principal payments in the amount of One Hundred Forty-Two Thousand Eight Hundred Fifty-Seven and 14/100 Dollars ($142,857.14) shall be due and payable.

(c)    The unpaid principal balance of this Note, if not sooner paid or declared to be due in accordance with the terms hereof, together with all accrued and unpaid interest thereon and any other amounts due and payable hereunder or under any other Loan Document (as hereinafter defined), shall be due and payable in full at the Maturity Date.

3.2    Application of Payments. Prior to the occurrence of an Event of Default, all payments and prepayments on account of the indebtedness evidenced by this Note shall be applied as follows: (a) first, to fees, expenses, costs and other similar amounts then due and payable to Lender, including, without limitation any prepayment premium, exit fee or late charges due hereunder, (b) second, to accrued and unpaid interest on the principal balance of this Note, (c) third, to the payment of principal due in the month in which the payment or prepayment is made, (d) fourth, to any escrows, impounds or other amounts which may then be due and payable under the Loan Documents, (e) fifth, to any other amounts then due Lender hereunder or under any of the Loan Documents, and (f) last, to the unpaid principal balance of this Note. Any prepayment on account of the indebtedness evidenced by this Note shall not extend or postpone the due date or reduce the amount of any subsequent payment of interest due hereunder. After an Event of Default has occurred and is continuing, payments may be applied by Lender to amounts owed hereunder and under the Loan Documents in such order as Lender shall determine, in its sole discretion.

3.3    Method of Payments. All payments of principal and interest hereunder shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Lender or the legal holder or holders of this Note may from time to time appoint in the payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Lender at 251 North Illinois Street, Suite 1200, Indianapolis, Indiana 46204. Payment made by check shall be deemed paid on the date Lender receives such check; provided, however, that if such check is subsequently returned to Lender unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. Notwithstanding the foregoing, the final payment due under this Note must be made by wire transfer or other final funds. If requested by Borrower, interest, principal payments and any fees and expenses owed Lender from time to time will be deducted by Lender automatically on the due date from Borrower’s account with Lender, as designated in writing by Borrower. Borrower will maintain sufficient funds in the account on the dates Lender enters debits authorized by this Note. If there are insufficient funds in the account on the date Lender enters any debit authorized by this Note, the debit will be reversed. Borrower may terminate this direct debit arrangement at any time by sending written notice to Lender at the address specified herein for notices.

3.4    Late Charge. If any payment of interest or principal due hereunder is not made within ten days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, Borrower shall pay to Lender a “late charge” of the greater of: (i) five cents for each whole dollar so overdue or (ii) Twenty-Five Dollars ($25.00) to defray part of the cost of collection and handling such late payment. Borrower agrees that the damages to be sustained by the holder hereof for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

3.5    Prepayment. If, for any reason, the Loan is paid prior to the last business day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of the Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all reasonable costs, expenses, penalties and charges incurred by the Lender as a result of the early termination or breakage of the Loan on a date other than the last business day of the applicable Interest Period, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by the Lender by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Lender, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for the Loan. The amount of any such loss or expense payable by Borrower to the Lender under this section shall be determined in the Lender’s reasonable discretion based upon the assumption that the Lender funded its loan commitment for the Loan in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, provided, however, that the Lender is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on the Loan at the Loan Rate.

3.6    Mandatory Prepayment. On any date on which Borrower or Guarantor transfers the Purchased Stock (defined below), a principal payment, in addition to any regularly scheduled principal payment, shall be due and payable in the amount equal to the greater of (i) the proceeds of such sale, or (ii) the fair market value of the Purchased Stock so transferred, together with all accrued and unpaid interest due to such date. Prepayments under this Section 3.6 shall be applied to payments in the inverse order of when due.

3.7    Interest Period. The phrase “Interest Period” shall mean the designated periods for the Loan, which shall be thirty (30) days (collectively, the “Interest Periods” and, individually, “Interest Period”); provided, however, if deposits in United States dollars for such Interest Period are not then being accepted by first class banks in the London interbank market, such Interest Period may, at the option of Borrower, be the next shorter or longer Interest Period.

4.    Purpose of Loan.Borrower agrees to use the Loan to (i) purchase shares of the common stock of Fortune Industries, Inc. (“Fortune”), and (ii) make a direct loan to Guarantor (defined below) so that he may purchase shares of the common stock of Fortune (collectively, the “Purchased Stock”). Borrower agrees to provide Lender with evidence of such loan to Guarantor and such purchase by Borrower and/or Guarantor promptly upon the occurrence of the same. Borrower further acknowledges and agrees that Lender is authorized to advance the Loan hereunder directly to Guarantor.

5.    Conditions to Loan. Notwithstanding any other provision of this Note, the Lender shall not be required to disburse or make all or any portion of the Loan if Borrower shall have failed to execute and deliver to the Lender any of the following Loan Documents (collectively, the “Loan Documents”), all of which must be satisfactory to the Lender and the Lender’s counsel in form, substance and execution:

5.1    Note. This Note duly executed by Borrower.

5.2    Guaranty. That certain Guaranty, of even date herewith, duly executed by John F. Fisbeck (“Guarantor”).

5.3    Account Pledge Agreement. That certain Account Pledge Agreement, of even date herewith, duly executed by the Borrower.

5.4    Account Control Agreement. That certain Account Control Agreement, of even date herewith, duly executed by Borrower and Wachovia Securities.

5.5    Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Lender shall require.

6.    Events of  Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

6.1    Nonpayment of Obligations. Any amount due and owing on this Note or any of obligation of Borrower to Lender (collectively, the “Obligations”), whether by its terms or as otherwise provided herein, is not paid within ten (10) days after the date when such payment is due.

6.2    Misrepresentation. Any oral or written warranty, representation, certificate or statement in this Note or any other agreement with the Lender shall be false when made or at any time.

6.3    Nonperformance. Any failure by Borrower to perform or default in the performance of any covenant, condition or agreement contained in this Note, any other Loan Document or any other agreement with Lender.

6.4    Assignment for Creditors. Either Borrower or Guarantor makes an assignment for the benefit of creditors, fails to pay, or admits in writing his inability to pay his debts as they mature; or if a trustee of any substantial part of the assets of either Borrower or Guarantor is applied for or appointed.

6.5    Bankruptcy. Any proceeding involving either Borrower or Guarantor, is commenced by or against Borrower or Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government.

6.6    Judgments. The entry of any material judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against either Borrower or Guarantor which is not fully covered by insurance.

7.    Remedies. At the election of the holder hereof, and without notice, the principal balance remaining unpaid under this Note, and all unpaid interest accrued thereon and any other amounts due hereunder, shall be and become immediately due and payable in full upon the occur-rence of any Event of Default. Failure to exercise this option shall not constitute a waiver of the right to exercise same in the event of any subsequent Event of Default. No holder hereof shall, by any act of omission or commission, be deemed to waive any of its rights, remedies or powers hereunder or otherwise unless such waiver is in writing and signed by the holder hereof, and then only to the extent specifically set forth therein. The rights, remedies and powers of the holder hereof, as provided in this Note, are cumulative and concurrent, and may be pursued singly, successively or together against Borrower, any guarantor thereof, the security given at any time to secure the repayment hereof, all at the sole discretion of the holder hereof. If any suit or action is instituted or attorneys are employed to collect this Note or any part hereof, Borrower promises and agrees to pay all costs of collection, including reasonable attorneys’ fees and court costs.

8.    Waivers. Borrower and all others who now or may at any time become liable for all or any part of the obligations evidenced hereby, expressly agree hereby to be jointly and severally bound, and jointly and severally: (i) waive and renounce any and all homestead, redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness evidenced by this Note or by any extension or renewal hereof; (ii) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (iii) except as expressly provided in the Loan Documents, waive any and all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default, or enforcement of the payment hereof or hereunder; (iv) waive any and all lack of diligence and delays in the enforcement of the payment hereof; (v) agree that the liability of Borrower, guarantor, endorser or obligor shall be unconditional and without regard to the liability of any other person or entity for the payment hereof, and shall not in any manner be affected by any indulgence or forbearance granted or consented to by Lender to any of them with respect hereto; (vi) consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions hereof, and to the release of any security at any time given for the payment hereof, or any part thereof, with or without substitution, and to the release of any person or entity liable for the payment hereof; and (vii) consent to the addition of any and all other makers, endorsers, guarantors, and other obligors for the payment hereof, and to the acceptance of any and all other security for the payment hereof, and agree that the addition of any such makers, endorsers, guarantors or other obligors, or security shall not affect the liability of Borrower, any guarantor and all others now liable for all or any part of the obligations evidenced hereby. This provision is a material inducement for Lender making the Loan to Borrower.

9.    Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

10.          Negative Covenants.

10.1   Change of Legal Status. The Borrower shall not change his name or state of residence without sixty (60) days prior written notice to the Lender.

11.          Affirmative Covenants.

11.1           Compliance with Bank Regulatory Requirements. Upon demand by the Lender, the Borrower shall reimburse the Lender for the Lender’s additional costs and/or reductions in the amount of principal or interest received or receivable by the Lender if at any time after the date of this Note any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lender or the Loan, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the Loan Rate) and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loan by the Lender or impose on the Lender any other condition with respect to this Note or the Loan, the result of which is to either increase the cost to the Lender of making or maintaining the Loan or to reduce the amount of principal or interest received or receivable by the Lender with respect to such Loan. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loan. The Loan shall be deemed to be match funded for the purposes of the Lender’s determination in the previous sentence. Notwithstanding the foregoing, the Borrower shall not be required to pay any such additional costs which could be avoided by the Lender with the exercise of reasonable conduct and diligence.

11.2           Maintain Insurance. The Borrower shall at all times insure and keep insured in insurance companies acceptable to the Lender, all insurable property owned by him which is of a character usually insured by parties similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by parties similarly situated and operating like properties.

11.3           Tax Liabilities. Borrower shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against Borrower or any of its properties.

11.4           Financial Statements. Borrower shall furnish to the Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including, but not limited to:

(a)    as soon as available, and in any event, within one hundred twenty (120) days following the end of each calendar year, a copy of the personal financial statements, in form and substance acceptable to the Lender, of Borrower; and

(b)    as soon as available, and in any event, within thirty (30) days following the end of each calendar month, a copy of the brokerage statements for Borrower’s for (i) his accounts with Wachovia Securities, Account Number 33550025, and (ii) his account with Wachovia Securities, Account Number 1090-8023. No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Lender. The Borrower represents and warrants to the Lender that the financial statements delivered to the Lender at or prior to the execution and delivery of this Note and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower. The Lender shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom. The Borrower agrees to advise the Lender promptly of any material adverse change in the financial condition or any other status of the Borrower.

11.5           Other Reports. The Borrower shall, within such period of time as the Lender may specify, deliver to the Lender such other schedules and reports as the Lender may reasonably require.

11.6           Notice of Proceedings. The Borrower shall, promptly after knowledge thereof shall have come to the attention of the Borrower, give written notice to the Lender of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a material effect on the business or property of the Borrower.

11.7           Notice of Default. The Borrower shall, promptly after the commencement thereof, give notice to the Lender in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

11.8           Liquidity of Borrower. Borrower shall hold a minimum of Forty Million Dollars ($40,000,000.00) in unpledged and unencumbered stock in Eli Lilly & Company and/or Belterra Capital Fund LLC, to be tested monthly.

11.9           Commitment Fee. Contemporaneous with execution of this Note, Borrower shall pay Lender a commitment fee of Fifty Thousand Dollars ($50,000.00). In addition, Borrower agrees to reimburse Lender for all fees and costs incurred by Lender in connection with the Loan, including reasonable attorney fees and costs.

12.          Indemnification. Borrower agrees to defend (with counsel satisfactory to the Lender), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys’ fees and time charges of attorneys who may be employees of the Lender, any parent corporation or affiliated corporation of the Lender), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Note or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Note and the Loan Documents, including, but not limited to, the making or issuance and management of the Loan, the use or intended use of the proceeds of the Loan, the enforcement of the Lender’s rights and remedies under this Note, the Loan Documents, any other instruments and documents delivered hereunder, or under any other agreement between Borrower and the Lender; provided, however, that Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by Borrower, be added to the Obligations of Borrower and be secured by the Collateral. The provisions of this Section 12 shall survive the satisfaction and payment of the other Obligations and the termination of this Note. For purposes of this Note, the phrase “Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Lender and any parent corporations, affiliated corporations or subsidiaries of the Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

13.         LIBOR Indemnity. If any regulatory change, or compliance by the Lender or any person controlling the Lender with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Lender; (b) subject the Lender or any Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Lender of principal or interest due from Borrower to the Lender hereunder (other than a change in the taxation of the overall net income of the Lender); or (c) impose on the Lender any other condition regarding the Loan or the Lender’s funding thereof, and the Lender shall reasonably determine that the result of the foregoing is to increase the cost to, or to impose a cost on, the Lender or such controlling Person of making or maintaining the Loan or to reduce the amount of principal or interest received by the Lender hereunder, then Borrower shall pay to the Lender or such controlling Person, on demand, such additional amounts as the Lender shall, from time to time, determine are sufficient to compensate and indemnify the Lender for such increased cost or reduced amount.

14.          Other General Agreements.

14.1 The Loan is a business loan and is not being made for personal, family or household purposes. Borrower agrees that the Loan evidenced by this Note is an exempted transaction under the Truth In Lending Act, 15 U.S.C., Section 1601, et seq.

14.2   No portion of the proceeds of the Loan shall be used by Borrower, or any affiliates of Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

14.3   Time is of the essence hereof.

14.4   This Note is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of Indiana. This Note may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

14.5   Lender shall not be construed for any purpose to be a partner, joint venturer, agent or associate of Borrower or of any lessee, operator, concessionaire or licensee of Borrower in the conduct of its business, and by the execution of this Note, Borrower agrees to indemnify, defend, and hold Lender harmless from and against any and all damages, costs, expenses and liability that may be incurred by Lender as a result of a claim that Lender is such partner, joint venturer, agent or associate.

14.6   This Note has been made and delivered at Indianapolis, Indiana and all funds disbursed to or for the benefit of Borrower will be disbursed in Indianapolis, Indiana.

14.7   The obligations and liabilities of Borrower under this Note shall be binding upon and enforceable against Borrower and its successors and assigns. This Note shall inure to the benefit of and may be enforced by Lender and its successors and assigns.

14.8   If any provision of this Note is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Borrower and Lender shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

14.9   If the interest provisions herein or in any of the Loan Documents shall result, at any time during the Loan, in an effective rate of interest which, for any month, exceeds the limit of usury or other laws applicable to the Loan, all sums in excess of those lawfully collectible as interest of the period in question shall, without further agreement or notice between or by any party hereto, be applied upon principal immediately upon receipt of such monies by Lender, with the same force and effect as though the payer has specifically designated such extra sums to be so applied to principal and Lender had agreed to accept such extra payment(s) as a premium-free prepayment. Notwithstanding the foregoing, however, Lender may at any time and from time to time elect by notice in writing to Borrower to reduce or limit the collection to such sums which, when added to the said first-stated interest, shall not result in any payments toward principal in accordance with the requirements of the preceding sentence. In no event shall any agreed to or actual exaction as consideration for this Loan transcend the limits imposed or provided by the law applicable to this transaction or the makers hereof in Indiana for the use or detention of money or for forbearance in seeking its collection.

14.10        Lender may at any time assign its rights in this Note. In addition, Lender may at any time sell one or more participations in the Note. Borrower may not assign its interest in this Note, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender.

14.11        All notices, communications and waivers under this Note shall be in writing and shall be (i) delivered in person or (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, addressed in each case as follows:

To Lender:	Fifth Third Bank
251 N. Illinois Street, Suite 1200
Indianapolis, IN 46204
Attn: Andrew Skaggs

With copy to:	H. Antonio Setzer
Bose McKinney & Evans LLP
135 North Pennsylvania, Suite 2700
Indianapolis, IN 46204

To Borrower:	Carter M. Fortune
6402 Corporate Drive
Indianapolis, IN 46268

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Note shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.

15.         Consent to Jurisdiction. TO INDUCE LENDER TO ACCEPT THIS NOTE, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE WILL BE LITIGATED IN COURTS HAVING SITUS IN INDIANAPOLIS, INDIANA. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN INDIANAPOLIS, INDIANA WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED IN HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

16.          Waiver of Jury Trial. BORROWER AND LENDER (BY ACCEPTANCE OF THIS NOTE), HAVING BEEN REPRESENTED BY COUNSEL, EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS NOTE OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS NOTE OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST LENDER ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the day and year first written above.

BORROWER:

Carter M. Fortune

STATE OF INDIANA	)
) SS:
COUNTY OF ____________	)

Before me, a Notary Public in and for said County and State, personally appeared Carter M. Fortune, who, after having been duly sworn, acknowledged the execution of the foregoing Promissory Note for as his voluntary act and deed.

Witness my hand and Notarial Seal this 20th day of November, 2006.

Notary Public

Printed

My Commission Expires:

My County of Residence: